UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2012

IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1
(Address of Principal Executive Office)	(Zip Code)
(604) 688-8323
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 11, 2012, Sunwing Zitong Energy Ltd. (“Sunwing”), a subsidiary of Ivanhoe Energy Inc. (the “Company”), entered into a binding Memorandum of Understanding (the “MOU”) with Shell China Exploration and Production Company Limited (“Shell China”), a subsidiary of Royal Dutch Shell.

According to the MOU, subject to government approvals and other prescribed conditions, Sunwing agreed to sell to Shell China 100% of Sunwing’s participating interest in and under the Production Sharing Contract for the Zitong block in China’s Sichuan Basin, dated September 19, 2002, as supplemented and amended by a Supplementary Agreement dated December 30, 2011 (the “Supplementary Agreement”), among Sunwing, China National Petroleum Corporation (“CNPC”) and Mitsubishi Gas Chemical Company, Inc.  Shell China agreed to pay as consideration (i) a payment of up to US$85 million as reimbursement for past qualified and recoverable costs incurred, and (ii) a further payment upon closing of up to US$75 million, contingent on the timing of the receipt of full government approvals and third-party consents and waivers for the transaction.  In addition, the MOU sets forth that following completion of the transaction, Shell China will assume the US$20 million performance bond that the Company deposited in December 2011 for the benefit of CNPC pursuant to the Supplementary Agreement. Sunwing and Shell China expect to sign the definitive Purchase and Sale Agreement associated with the proposed transaction by January 23, 2012 and to close the transaction by a deadline of December 31, 2012.

The above description of the MOU is a summary and does not purport to be complete, and is qualified in its entirety by the complete text of the MOU itself. The Company intends to file the MOU as an exhibit to its next Annual Report on Form 10-K. The Company’s press release announcing the signing of the MOU is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION

99.1	Press release of Ivanhoe Energy Inc. dated January 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 18, 2012

IVANHOE ENERGY INC.
By:	/s/ Beverly A. Bartlett
Name: Beverly A. Bartlett Title: Vice President and Corporate Secretary

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

EXHIBIT NO.	DESCRIPTION

99.1	Press release of Ivanhoe Energy Inc. dated January 11, 2012.